FORM 3     U.S. SECURITIES AND EXCHANGE COMMISSION     OMB APPROVAL
     WASHINGTON,  D.C.  20549            OMB  NUMBER    3235-0104
           EXPIRES:    SEPTEMBER  30,  1998
     INITIAL  STATEMENT  OF  BENEFICIAL OWNERSHIP OF SECURITIES      ESTIMATED
AVERAGE  BURDEN
(Print  or  Type  Responses)                      HOURS  PER  RESPONSE    0.5
     Filed  pursuant  to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1.    Name  and  Address of Reporting Person*     2.  Date of Event Re-quiring
Statement  (Month/Day/Year)       4.  Issuer Name AND Ticker or Trading Symbol
          GIGA  INFORMATION  GROUP,  INC.
       DAWSON-SAMBERG  CAPITAL  MANAGEMENT,  INC.                    GIGX
 (Last)    (First)    (Middle)      10/22/98     5.  Relationship of Reporting
Person(s)  to  Issuer     6.  If Amendment, Date of Original  (Month/Day/Year)
                                 (Check all applicable)
     3.    IRS  or  Social  Se-curity  Number  of         Director 10% Owner
        354  PEQUOT  AVENUE            Officer (give      X Other  (specify
(Street)      Reporting Person (Voluntary)       title below)  below)1     7.
Individual  or  Joint/Group  Filing  (Check  Applicable  Lines)
            06-1033494              _X Form Filed by One Reporting Person
    SOUTHPORT,                            CT
06490                     ___  Form Filed by More than One Reporting Person
  (City)  (State)  (Zip)     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY
                                    OWNED
1.   Title of Security     2.  Amount of Securities Beneficially Owned     3.
Ownership  Form:    Direct (D) or Indirect (I)    (Instr. 5)     4.  Nature of
Indirect  Beneficial  Ownership    (Instr.  5)
(Instr.  4)          (Instr.  4)

COMMON  STOCK,  $.001  PAR VALUE     761,906 (2)     (I)     INVESTMENT
ADVISER









FORM  3  (CONTINUED)       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)

Note:          File  three  copies of this Form, one of which must be manually
signed.    If  space  is  insufficient,
     See  Instruction  6  for  procedure.
Potential  persons  who  are  to  respond  to  the  collection  of information
contained  in  this  form  are  not          Page  2
required to respond unless the form displays a currently valid OMB Number.
SEC  1473  (7-96)


1. Title of Derivative Security 2. Date Exercisable and Expiration Date (Month/Day/Year) 3. Title and Amount of Securities Underlying Derivative
Security          4.    Conver-sion  or  Exercise Price of Deri-vative     5.
Owner-ship Form of Deri-vative Security: 6. Nature of Indirect Beneficial Ownership
      (Instr.  4)                      (Instr.  4)                  (Instr. 5)
     Date Exer-cisable     Expiration Date     Title     Amount or Number of
  Security            Direct  (D)  or  Indirect  (I)  (Instr.  5)
                                        Shares
WARRANTS  TO  PURCHASE  COMMON  STOCK      IMMEDIATE       01/01/03     COMMON
STOCK,  $.001  PAR  VALUE      411,431     $13.50     I     INVESTMENT ADVISER
                                                  (2)




Explanation  of  Responses:          (1) THE REPORTING PERSON IS AN INVESTMENT
ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940 AND HAS VOTING POWER AND INVESTMENT POWER WITH RESPECT TO SECURITIES IN CLIENTS' ACCOUNTS. THE REPORTING PERSON DISCLAIMS ANY OBLIGATION TO FILE THIS REPORT, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS SUBJECT TO SECTION 16 WITH RESPECT EITHER TO THE ISSUER OR SUCH SECURITIES.
     (2) THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES FOR THE PURPOSES OF RULE 16A-1(A)(1) OR (A)(2) OR FOR ANY OTHER PURPOSES.




          By:  /s/  Amiel  Peretz                                 10/22/98
                    **Signature  of  Reporting  Person          Date

**          Intentional misstatements or omissions of facts constitute Federal
Criminal  Violations.
     See  18  U.S.C.  1001  and  15.  U.S.C.  78ff(a).